COLLABORATION AGREEMENT

This Agreement is made between Phoenix Plus International Limited, a wholly owned subsidiary of Phoenix Plus Corp (hereafter referred as “PPIL”), a private Limited company incorporated in Hong Kong and WWB Corporation, a subsidiary of Abalance Corporation listed in Tokyo Stock Exchange (hereafter referred as “WWB”), a company based in Tokyo Japan, on 2 October 2019 to market and perform certain complementary business activities, particularly the solar farm project in East Coast Sabah (“Project”). The estimated Project revenue, cost and time are stipulated under Appendix 1.

1.0	INFORMATION ON PPIL and WWB

PPIL, principally involved in providing technical consultancy on solar power systems and consultancy on green energy solutions, with an additional focus on the commercialization of a targeted portfolio of solar products (amorphous thin film solar panels and ancillary products) and technologies for a wide range of application including electrical power production.

WWB, principally involved in the providing solar power generation and also engaged in planning, manufacturing, import and export and sale of next-generation green energy products and construction of solar panel.

PPIL and WWB shall, hereinafter be collectively referred to as the “Parties” or individually as the “Party” as the case may be.

2.0	SALIENT TERMS OF THE AGREEMENT

a)	Scope

The Parties shall, in professional manner, take all steps necessary to market and perform its business activities respectively and to expand renewable energy business.

PPIL shall providing installation services and solutions for the development of solar panel in Sabah, Malaysia and WWB will providing solar energy product such as solar panels, solar inverters, solar pumps, mounting frames, trackers, accessories and others and also transferring of solar energy technology from Japan to develop sustainable renewable energy ecosystem for the project.

The Parties will collaborate to execute the solar farm project in East Coast, Sabah, in the event PPIL successful in the tender exercise of the aforesaid project.

b)	Duration

The Agreement shall be effective as of the date set forth in this Agreement and renewed automatically every year.

c)	Termination

In the event PPIL is successful in the tender exercise for the project, either party that wishes to terminate the agreement, shall give one (1) month notice in advance to the other party. Any unfinished projects that are awarded before such termination are deemed to be completed fully by the other party.

d)	Intellectual Property

Information, materials, products and deliverables developed by either Party shall be the property of the respective Parties performing the work or creating the information.

3.0	RATIONALE FOR THE AGREEMENT

The objective of the Agreement is to tap into the know-how and technological advancement of WWB in the area of solar technologies to further enhance PPIL expertise in the solar business. With the technological know-how from WWB. PPIL is looking at building our future solar plant with greater efficiency at an optimum construction cost.

4.0	ESTIMATED TIMEFRAME AND COMPLETION

The agreement shall take effect as at the date of the agreement and renewed automatically every year. Either party can terminate this agreement by giving one-month notice in advance to the other party.

This Agreement is governed by Hong Kong law and the parties irrevocably submit to the exclusive jurisdiction of the Hong Kong courts to settle any dispute arising out of or in connection with this Agreement.

Authorized Signatories:-

/s/ Fong Tech Kheong

Fong Tech Kheong

Director

Phoenix Plus International Limited

/s/ Ryu Junsei

Ryu Junsei

Chairman

WWB Corporation

Phoenix Plus International Limited and WWB Corporation	Appendix 1
Solar Farm Project in Sabah: Overview

Expected Capacity	50 Megawatt (Mw)

Project term	20 years

Expected construction period	3 years

Land	25 years lease land

Land Size	150 acres (Sandakan, Sabah)

Expected cost ( Note 1)	USD 45 million

Expected Revenue	USD 6 million per year

Expecting Breakeven	8 years

Expected Total Revenue in 20 years	USD 120 million

Note 1:Cost Breakdown

Particulars	Amount (in USD)	Percentage
Solar Panel	20.25 million	45%
Main Equipment	4.5 million	10%
Balance System	4.5 million	10%
Infrastructure	6.75 million	15%
Interconnection	4.5 million	10%
Miscellaneous & Staff Costs*	4.5 million	10%
Total	USD 45 million	100%

*Estimated a workforce of 200-250 labors are required for the installation of the project.